SUBLEASE AGREEMENT

          THIS SUBLEASE AGREEMENT (“Sublease”) is made and entered into this ___ day of November, 2005, by and between VENABLE LLP (“Landlord”) and CHALK, INC., a Delaware corporation (“Tenant”).

          1.      BASIC SUBLEASE PROVISIONS.

                    A.      Property Address: 8010 Towers Crescent Drive, Vienna (Fairfax County), Virginia 22182

                    B.      Tenant’s Address: 8010 Towers Crescent Drive, Suite 450, Vienna, Virginia 22182

                    C.      Landlord’s Address (for notices): 8010 Towers Crescent Drive, Suite 300, Vienna, Virginia 22182, Attention: Partner-in- Charge

                    D.      Prime Landlord: Tycon Tower II Investment Corporation

                    E.      Prime Landlord’s Address (for notices): c/o Quadrangle Development Corporation, Washington Center, 1001 G Street, N.W., Suite 700 West, Washington, D.C. 20001, Attention: Legal Department

                    F.      Identification of Prime Lease and all amendments thereto: Deed of Lease dated as of June 26, 2001 between Landlord, as tenant, and Prime Landlord, as landlord

                    G.      Sublease Term: Two (2) years

                    H.      Commencement Date: December 1, 2005 I. Expiration Date: November 30, 2007 J. Base Rent: as set forth in the table below

Lease Year*	Rate per Sq. Ft.	Annual Base Rent	Mo. Base Rent
1	$32.00, full service	$129,408.00	$10,784.00
2	$33.28, full service	$134,584.32	$11,215.36
3	$34.61, full service	$139,967.69	$11,663.97

*"Lease Year" means each consecutive twelve (12) month period beginning on December 1st of each calendar year; provided that the last Lease Year shall end on the Expiration Date.

                    K.      Description of Premises: A portion of the 4th floor of the Building containing approximately 4,044 square feet as shown on the floor plan attached hereto as Exhibit A (“Premises”)

                    L.      Security Deposit: $16,176.00

                    M.      Landlord's Broker: Newmark

                    N.      Tenant's Broker: Cushman & Wakefield

                    O.      Furniture: Landlord shall provide, at no expense to Tenant, a desk, credenza and chair for each office located in the Premises, as such furniture is listed on Exhibit B. Landlord shall have no obligation to replace or repair any furniture that is damaged or destroyed during the Sublease Term.

                    P.      Building: The five (5) story building located at 8010 Towers Crescent Drive, in Vienna, Virginia

                    Q.      Land: The real property on which the Building is situated

          2.      PRIME LEASE. Landlord is the tenant under a prime lease (“Prime Lease”) with the Prime Landlord identified in Section l(D), bearing the date specified in Section 1(F). (Capitalized terms appearing in this Sublease which are not defined herein shall have the meanings given to such terms in the Prime Lease.) Landlord represents and warrants to Tenant that (a) Landlord has delivered to Tenant a full and complete copy of the Prime Lease and all other agreements between Prime Landlord and Landlord governing the use and occupancy of the Premises (defined below); (b) the Prime Lease is, as of the date hereof, in full force and effect; (c) no event of default has occurred under the Prime Lease and, to Landlord’s knowledge, no event has occurred and is continuing which would constitute an event of default but for the requirement of the giving of notice and/or the expiration of the period of time to cure; and (d) the Premises is being sublet by Landlord for the first time, and is not subject to any recapture right of Prime Landlord, nor is Landlord required to give Prime Landlord an “Initial Sublet Notice” (as such term is defined in Section 7(a)(6) of the Prime Lease).

          3.      SUBLEASE. Landlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of the Tenant to be performed, hereby subleases to the Tenant, and the Tenant accepts from the Landlord the Premises.

          4.      TERM. The term of this Sublease (“Term”) shall commence on December 1, 2005 (“Commencement Date”). The Term shall expire on November 30, 2007 (“Expiration Date”), unless sooner terminated as otherwise provided elsewhere in the Sublease. Landlord agrees that Tenant shall have access to the Premises two (2) weeks prior to the Commencement Date for the purposes of installing cabling and wiring, telephone equipment and furniture.

          5.      POSSESSION. Landlord agrees to deliver possession of the Premises in its “AS IS” condition as of the date hereof.

          6.      TENANT’S USE. The Premises shall be used and occupied only for general office purposes.

          7.      RENT.

                    A.      Beginning on the February 1, 2006 (the “Rent Commencement Date”), Tenant agrees to pay the Base Rent set forth in Section 1(J) to the Landlord at the address specified in Section l(C), or to such other payee or at such other address as may be designated by notice in writing from Landlord to Tenant, without prior demand therefor and without any deduction whatsoever. Base Rent shall be paid in equal monthly installments in advance on the first day of each month of the Term commencing on the Rent Commencement Date, except that the first installment of Base Rent shall be paid by Tenant to Landlord upon execution of this Sublease by Tenant. Base Rent shall be pro-rated for partial months at the beginning and end of the Term.

                    B.      Landlord agrees that the Base Rent shall also constitute payment for that portion of the taxes, operating expenses, Real Property Taxes, Operating Costs, common area maintenance charges or other expenses incurred by the Prime Landlord in connection with the Premises and billed to Landlord pursuant to the Prime Lease (“Pass Through Charges”) and any utilities provided by the Prime Landlord or Landlord to the Premises. Except parking charges assessed pursuant to Section 31 hereof, Tenant shall not be separately billed for Pass Through Charges or any utilities provided by the Prime Landlord or Landlord to the Premises. Tenant acknowledges that Landlord will not provide telephone service to Tenant or make Landlord's telephone switch, other telephone system components (other than the wiring within the Premises and leading to the Premises from the Landlord’s telephone closet on the 4th floor of the Building) or telephone equipment available for Tenant's use, and Base Rent does not include a charge for telephone service. Notwithstanding the foregoing, Landlord shall permit Tenant to connect its phone and data system to Landlord’s patch panel in the telephone closet on the 4th floor of the Building, and to utilize such patch panel and the Landlord’s telephone and data wiring leading from the patch panel in the closet to the offices and secretarial bays in the Premises during the Term for no additional payment to the Landlord.

                    C.      All charges, costs and sums required to be paid by Tenant to Landlord under this Sublease in addition to Base Rent shall be deemed “Additional Rent,” and Base Rent and Additional Rent shall hereinafter collectively be referred to as “Rent.”

                    D.      Tenant’s covenant to pay Rent shall be independent of every other covenant in this Sublease.

                    E.      If Rent is not paid on the date such payment shall first become due, Tenant shall pay, relative to the delinquent payment, an amount equal to the sum which would be payable by Landlord to Prime Landlord for an equivalent default under the Prime Lease.

          8.      TENANT’S OBLIGATIONS. Tenant shall be responsible for, and shall pay for all maintenance, repairs and replacements to the Premises and its equipment exclusively serving the Premises reasonable wear and tear excepted, but in no event shall Tenant be obligated for repairs to the Building’s structure or systems or the improvements Landlord has made to the Premises unless the damages (reasonable wear and tear excepted) are caused by Tenant’s acts.

          9.      QUIET ENJOYMENT. Landlord represents that it has full power and authority to enter into this Sublease. So long as Tenant is not in default in the performance of its covenants and agreements in this Sublease, Tenant’s quiet and peaceable enjoyment of the Premises shall not be disturbed or interfered with by Landlord, or by any person claiming by, through, or under Landlord.

          10.     TENANT’S INSURANCE. Tenant shall procure and maintain, at its own cost and expense, the following insurance coverage; (i) commercial general liability insurance covering bodily injury, property damage and personal and advertising injury occurring within the Premises or arising out of the use thereof by Tenant or its agents, employees, officers or invitees, visitors and guests with limits of not less than $1,000,000 per occurrence and $2,000,000 general aggregate, $2,000,000 products and completed operations aggregate and $2,000,000 personal injury and advertising liability aggregate; and (ii) all risk property coverage or its equivalent form for the full insurable replacement value of all Tenant’s furniture, equipment, personal property or other removable property or any Alterations made by Tenant under the provisions of this Sublease, naming Landlord, as well as Prime Landlord, in the manner required in the Prime Lease. Tenant shall furnish to Landlord a certificate of Tenant’s insurance required hereunder not later than ten (10) days prior to Tenant’s taking possession of the Premises. Each party hereby waives claims against the other for property damage provided such waiver shall not invalidate the waiving party’s property insurance and, provided further, that each party obtains from its insurance carrier a waiver of its right of subrogation. Tenant hereby waives claims against Prime Landlord and Landlord for property damage to the Premises or its contents if and to the extent that Landlord waives such claims against Prime Landlord under the Prime Lease. Tenant agrees to obtain, for the benefit of Prime Landlord and Landlord, such waivers of subrogation rights from its insurer as are required of Landlord under the Prime Lease.

          11.     ASSIGNMENT OR SUBLETTING.

                    A. Except as provided in Section 11.D. and Section 11.E., without Landlord's and Prime Landlord’s prior written consent, Tenant shall not (i) assign,

convey or mortgage this Sublease or any interest under it; (ii) allow any transfer thereof or any lien upon Tenant’s interest by operation of law; (iii) further sublet the Premises or any part thereof; or (iv) permit the occupancy of the Premises or any part thereof by anyone other than Tenant. Landlord’s consent to an assignment of this Sublease or a further sublease of the Premises may be withheld in Landlord’s sole and absolute discretion. If Landlord consents to an assignment or sub-sublease, Landlord shall use reasonable efforts to obtain the consent of Prime Landlord if such consent is required to be obtained under the Prime Lease. Any cost of obtaining Prime Landlord’s consent shall be borne by Tenant.

                    B.      No permitted assignment shall be effective and no permitted sub-sublease shall commence unless and until any default by Tenant hereunder shall have been cured. No permitted assignment or sub-subletting shall relieve Tenant from Tenant’s obligations and agreements hereunder and Tenant shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no assignment or sub-subletting had been made.

                    C.      If Landlord consents to any assignment or sub-sublease and Tenant receives rent or any other consideration, either initially or during the term of the assignment or sub-sublease, in excess of the Base Rent and Additional Rent (or, in the case of a sub-sublease of a portion of the Premises, in excess of the Base Rent paid by Tenant on a square footage basis under this Sublease), Tenant shall pay to Landlord fifty (50%) percent of such net excess with the installment of Rent due immediately following Tenant’s receipt of such net excess.

                    D.      Notwithstanding the foregoing provisions of this Section 11, Tenant shall have the right, upon prior written notice to Landlord, but without Landlord's consent, and provided Tenant is not then in default, to assign this Sublease, or to sub-sublet the entire Premises or a portion thereof, to (i) any entity resulting from a merger or consolidation with Tenant, (ii) any corporation succeeding to all the business and assets of Tenant, or (iii) any affiliate of Tenant. For purposes hereof, an affiliate of Tenant is any entity which controls, is controlled by, or is under common control with Tenant.

                    E.      Notwithstanding the foregoing provisions of this Section 11 and provided that Tenant is not in default under the terms of this Sublease, Tenant shall have the right, subject to Landlord’s consent, such consent not to be unreasonably withheld, conditioned or delayed, to assign or sub-sublease the entire Premises to an assignee or sub-subtenant. This right to assign or sub-sublet may be exercised only once, and any such assignment or sub-sublease shall be subject to the terms of the Prime Lease.

          12.      RULES. Tenant agrees to comply with all rules and regulations that Prime Landlord has made or may hereafter from time to time make for the Building. Landlord shall not be liable in any way for damage caused by the non-observance by any of the other tenants of such similar covenants in their leases or of such rules and regulations.

          13.      REPAIRS AND COMPLIANCE. Tenant shall promptly pay for the repairs set forth in Section 8 hereof and Tenant shall, at Tenant's own expense, comply with all laws and ordinances, and all orders, rules and regulations of all governmental authorities and of all insurance bodies and their fire prevention engineers at any time in force, applicable to the Premises or to Tenant’s particular use or manner of use thereof, except that Tenant shall not hereby be under any obligation to comply with any law, ordinance, rule or regulation requiring any structural alteration of or in connection with the Premises, unless such alteration is required by reason of Tenant’s particular use or manner of use of the Premises, or a condition which has been created by or at the sufferance of Tenant, or is required by reason of a breach of any of Tenant’s covenants and agreements hereunder. As used herein “structure” or “structural” shall have the definition ascribed to it in the Prime Lease or if no specific definition is given therein “structure” or “structural” shall mean that portion of the Building which is integral to the integrity of the Building as an existing enclosed unit and shall, in any event, include footings, foundation, outside walls, skeleton, bearing columns and interior bearing walls, floor slabs; roof and roofing system.

          14.      FIRE OR CASUALTY OR EMINENT DOMAIN. In the event Landlord is entitled, under the Prime Lease, to a rent abatement as a result of a fire or other casualty or as a result of a taking under the power of eminent domain, then Landlord shall equitably adjust the abatement as between Landlord and Tenant, based on the relative impact of the fire or other casualty, or the taking, as the case may be.

          15.      ALTERATIONS. Tenant shall not make any alterations or additions to the Premises (“Alterations”) except Cosmetic Alterations, as that term is defined in the Prime Lease, without Landlord’s (and, if necessary, Prime Landlord's) prior written consent, but Landlord’s consent to such Alterations shall not be unreasonably withheld, conditioned or delayed, and if Landlord consents thereto, Landlord shall use reasonable efforts to obtain the consent of Prime Landlord, if such consent is required under the Prime Lease. If Alterations by Tenant are permitted or consented to as aforesaid, Tenant shall comply with all of the covenants of Landlord contained in the Prime Lease pertaining to the performance of such Alterations. In addition, Tenant shall indemnify, defend and hold harmless Landlord against liability, loss, cost, damage, liens and expense imposed on Landlord arising out of the performance of Alterations by Tenant. Notwithstanding the foregoing provisions of this Section 15, Tenant, at its sole cost and expense, shall be allowed to replace the entry door with a glass door and repaint the Premises. Such glass door and paint color must first be approved by Landlord, which approval shall not be unreasonable withheld, conditioned or delayed. The Landlord agrees to waive its right to have the Tenant remove the entry glass door upon the expiry or termination of this Sublease.

          16.      SURRENDER. Upon the expiration of the Term, or upon the termination of the Sublease or of the Tenant’s right to possession of the Premises, Tenant will at once surrender and deliver up the Premises, together with all improvements thereon, to Landlord in good condition and repair, reasonable wear and tear excepted; conditions existing because of Tenant’s failure to perform maintenance, repairs or replacements as required of Tenant under this Sublease shall not be deemed “reasonable wear and tear.”

Said improvements shall include all plumbing, lighting, electrical, heating, cooling and ventilating fixtures and equipment and other articles of personal property used in the operation of the Premises (as distinguished from operations incident to the business of Tenant). Tenant shall surrender to Landlord all keys to the Premises and make known to Landlord the explanation of all combination locks which Tenant is permitted to leave on the Premises. All Alterations in or upon the Premises made by Tenant shall become a part of and shall remain upon the Premises upon such termination without compensation, allowance or credit to Tenant; provided, however, that Landlord shall have the right to require Tenant to remove any Alterations made by Tenant to the Premises or portion thereof, so long as Landlord so advises Tenant of the requirement that it remove any Alterations when Landlord approves Tenant’s Alteration plans. Tenant shall also remove any Alterations made by Tenant, or portion thereof, which Prime Landlord may require Landlord to remove, pursuant to the terms of the Prime Lease. In any such event, Tenant shall restore the Premises to their condition prior to the making of such Alteration, repairing any damage occasioned by such removal or restoration. If Landlord or Prime Landlord requires removal of any Alteration made by Tenant, or a portion thereof, and Tenant does not make such removal in accordance with this Section, Landlord may, upon prior notice to the Tenant, remove the same (and repair any damage occasioned thereby), and dispose thereof, or at its election, deliver the same to any other place of business of Tenant, or warehouse the same. Tenant shall pay the reasonable costs of such removal, repair, delivery and warehousing on demand. As between Landlord and Tenant, Tenant shall not be required to remove any Alterations performed by Landlord prior to the Commencement Date or to restore the Premises to their condition prior to the making of such Alterations. If, however, the Term expires at or about the date of the expiration of the Prime Lease, and if Landlord is required under or pursuant to the terms of the Prime Lease to remove any Alterations performed prior to the Commencement Date, Tenant shall permit Landlord to enter the Premises for a reasonable period of time prior to the expiration of the Sublease for the purpose of removing its Alterations and restoring the Premises as required with no cost or expense to Tenant.

          17.      REMOVAL OF TENANT’S PROPERTY. Upon expiration of the Term or termination of this Sublease, Tenant shall remove Tenant’s articles of personal property incident to Tenant’s business (“Trade Fixtures”); provided, however, that Tenant shall repair any injury or damage to the Premises which may result from such removal, and shall restore the Premises to the same condition as prior to the installation thereof. If Tenant does not remove Tenant’s Trade Fixtures from the Premises prior to the expiration or earlier termination of the Term, Landlord may, at its option, remove the same (and repair any damage occasioned thereby and restore the Premises as aforesaid) and dispose thereof or deliver the same to any other place of business of Tenant, or warehouse the same, and Tenant shall pay the reasonable cost of such removal, repair, restoration, delivery or warehousing to Landlord on demand, or Landlord may treat said Trade Fixtures as having been conveyed to Landlord with this Sublease as a Bill of Sale, without further payment or credit by Landlord to Tenant. Provided that no default has occurred under the terms of this Sublease, upon expiration of the Term, Tenant may remove and retain the furniture identified in Exhibit B without any further payment to the Landlord.

          18.      HOLDING OVER. Tenant shall have no right to occupy the Premises or any portion thereof after the expiration of the Term or after termination of this Sublease or of Tenant’s right to possession upon an Event of Default hereunder. In the event Tenant or any party claiming by, through or under Tenant holds over, Landlord may exercise any and all remedies available to it at law or in equity to recover possession of the Premises, and to recover damages including, without limitation, damages payable by Landlord to Prime Landlord by reason of such holdover. For each and every month or partial month that Tenant or any party claiming by, through or under Tenant remains in occupancy of all or any portion of the Premises after the expiration of this Sublease or after termination of this Sublease or Tenant’s right to possession, Tenant shall pay, as minimum damages and not as a penalty, monthly rental at a rate equal to 150% of the rate of Base Rent and 100% of Additional Rent payable by Tenant hereunder immediately prior to the expiration or other termination of this Sublease or of Tenant’s right to possession. The acceptance by Landlord of any holdover rent shall not be in satisfaction of Landlord’s damages for such holding over.

          19.      ENCUMBERING TITLE. Tenant shall not do any act which shall in any way encumber the title of Prime Landlord in and to the Building or the Property, nor shall the interest or estate of Prime Landlord or Landlord be in any way subject to any claim by way of lien or encumbrance, whether by operation of law by virtue of any express or implied contract by Tenant, or by reason of any other act or omission of Tenant. Any claim to, or lien upon, the Premises, the Building or the Property arising from any act or omission of Tenant shall accrue only against the leasehold estate of Tenant and shall be subject and subordinate to the paramount title and rights of Prime Landlord in and to the Building and the Property and the interest of Landlord in the premises leased pursuant to the Prime Lease. Without limiting the generality of the foregoing, Tenant shall not permit the Premises, the Building or the Property to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed on the Premises by, or at the direction or sufferance of, Tenant; provided, however, that if so permitted under the Prime Lease, Tenant shall have the right to contest in good faith and with reasonable diligence, the validity of any such lien or claimed lien if Tenant shall give to Prime Landlord and Landlord such security as may be deemed satisfactory to them to assure payment thereof and to prevent any sale, foreclosure, or forfeiture of the Premises, the Building or the Property by reason of non-payment thereof; provided further, however, that on final determination of the lien or claim of lien, Tenant shall immediately pay any judgment rendered, with all proper costs and charges, and shall have the lien released and any judgment satisfied.

          20.      INDEMNITY. Tenant agrees to indemnify Landlord and hold Landlord harmless from all losses, damages, liabilities and expenses which Landlord may incur, or for which Landlord may be liable to Prime Landlord, arising from the acts or omissions of Tenant which are the subject matter of any indemnity or hold harmless of Landlord to Prime Landlord under the Prime Lease.

          21.      LANDLORD’S RESERVED RIGHTS. Landlord reserves the right, on reasonable prior notice, to inspect the Premises, or to exhibit the Premises to persons having a legitimate interest at any time during the Term.

          22.      DEFAULTS. Tenant further agrees that any one or more of the following events shall be considered Events of Default as said term is used herein, that is to say, if:

                    A.      Tenant shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Tenant asking reorganization of Tenant under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any State, shall be entered, and any such decree or judgment or order shall not have been vacated or stayed or set aside within sixty (60) days from the date of the entry or granting thereof; or

                    B.      Tenant shall file, or admit the jurisdiction of the court and the material allegations contained in, any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the Federal bankruptcy laws now or hereafter amended, or Tenant shall institute any proceedings for relief of Tenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension; or

                    C.      Tenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Tenant or any of the property of Tenant; or

                    D.      Tenant shall admit in writing its inability to pay its debts as they become due; or

                    E.      The Premises are levied on by any revenue officer or similar officer; or

                    F.      A decree or order appointing a receiver of the property of Tenant shall be made and such decree or order shall not have been vacated, stayed or set aside within sixty (60) days from the date of entry or granting thereof; or

                    G.      Tenant shall abandon the Premises during the Term hereof and fail to pay Rent; or

                    H.      Tenant shall fail to make any payment of Rent required to be made by Tenant hereunder when due as herein provided and such failure shall continue for five (5) days after notice thereof in writing to Tenant; provided, however, that Tenant shall be entitled to only one (1) such notice during each twelve (12) month period of the Term; or

                    I.      Tenant shall fail to secure insurance or to provide evidence of insurance as set forth in Section 10 of this Sublease or shall default with respect to lien claims as set forth in Section 19 of this Sublease and either such default shall continue for five (5) days after notice thereof in writing to Tenant; or

                    J.      Tenant shall, by its act or omission to act, cause a default under the Prime Lease and such default shall not be cured within the time, if any permitted for such cure under the Prime Lease; or

                    K.      Tenant shall default in any of the other covenants and agreements herein contained to be kept, observed and performed by Tenant, and such default shall continue for thirty (30) days after notice thereof in writing to Tenant.

          23.      REMEDIES. Upon the occurrence of any one or more Events of Default, Landlord may exercise any remedy against Tenant which Prime Landlord may exercise for default by Landlord under the Prime Lease.

          24.      SECURITY DEPOSIT.

                     A.      To secure the faithful performance by Tenant of all the covenants, conditions and agreements in this Sublease set forth and contained on the part of Tenant to be fulfilled, kept, observed and performed including, but not by way of limitation, such covenants and agreements in this Sublease which become applicable upon the termination of the same by re-entry or otherwise, Tenant has deposited with Landlord the Security Deposit as specified in Section 1(L) on the understanding that: (a) the Security Deposit or any portion thereof not previously applied, or from time to time, such one or more portions thereof, may be applied to the curing of any default that may then exist, without prejudice to any other remedy or remedies which Landlord may have on account thereof, and upon such application Tenant shall pay Landlord on demand the amount so applied which shall be added to the Security Deposit so the same may be restored to its original amount; (b) should the Prime Lease be assigned by Landlord, the Security Deposit or any portion thereof not previously applied may be turned over to Landlord’s assignee and if the same be turned over as aforesaid, Tenant hereby releases Landlord from any and all liability with respect to the Security Deposit and/or its application or return; (c) Landlord or its successor shall not be obligated to hold the Security Deposit as a separate fund, but on the contrary may commingle the same with its other funds; (d) if Tenant shall faithfully fulfill, keep, perform and observe all of the covenants, conditions and agreements set forth and contained in this Sublease to be fulfilled, kept, performed and observed on the part of Tenant, the sum deposited or the portion thereof not previously applied, shall be returned to Tenant without interest no later than thirty (30) days after the expiration of the Term or any renewal or extension thereof, provided Tenant has vacated the Premises and surrendered possession thereof to Landlord at the expiration of the Term or any renewal or extension thereof as provided herein; (e) if Landlord terminates this Sublease or Tenant’s right to possession by reason of an Event of Default by Tenant, Landlord may apply the Security Deposit against damages suffered to the date of such termination and/or may retain the Security Deposit to apply against such damages as may be suffered or shall accrue thereafter by reason of Tenant’s default; and (f) in the event any bankruptcy, insolvency, reorganization or other creditor-debtor proceedings shall be instituted by or against Tenant, or its successors or assigns, the

Security Deposit shall be deemed to be applied first to the payment of any Rent due Landlord for all periods prior to the institution of such proceedings, and the balance, if any, of the Security Deposit may be retained or paid to Landlord in partial liquidation of Landlord’s damages.

                    B.      The provisions of Section 24.A notwithstanding, in lieu of a cash Security Deposit, Tenant shall have the right to deliver to Landlord a letter of credit in the amount of $16,176.00. The issuer and the form of the letter of credit and the conditions for drawing upon the letter of credit shall be subject to the approval of Landlord; provided, however, that such approval shall not be unreasonably withheld or conditioned.

          25.      NOTICES AND CONSENTS. All notices, demands, requests, consents or approvals which may or are required to be given by either party to the other shall be in writing and shall be deemed given when received or refused if sent by United States registered or certified mail, postage prepaid, return receipt requested or if sent by overnight commercial courier service (a) if to Tenant, addressed to Tenant at the address specified in Section l(B) or at such other place as Tenant may from time to time designate by notice in writing to Landlord; or (b) if for Landlord, addressed to Landlord at the address specified in Section 1(C) or at such other place as Landlord may from time to time designate by notice in writing to Tenant. Each party agrees promptly to deliver a copy of each notice, demand, request, consent or approval from such party to Prime Landlord and promptly to deliver to the other party a copy of any notice, demand, request, consent or approval received from Prime Landlord. Such copies shall be delivered by overnight commercial courier. Tenant may rely upon any notice, consent or approval given in writing by Landlord’s agent or attorney.

          26.      PROVISIONS REGARDING PRIME LEASE. This Sublease and all the rights of parties hereunder are subject and subordinate to the Prime Lease. Each party agrees that it will not, by its act or omission to act, cause a default under the Prime Lease. In furtherance of the foregoing, the parties hereby confirm, each to the other, that it is not practical in this Sublease agreement to enumerate all of the rights and obligations of the various parties under the Prime Lease and specifically to allocate those rights and obligations in this Sublease. Accordingly, in order to afford to Tenant the benefits of this Sublease and of those provisions of the Prime Lease which by their nature are intended to benefit the party in possession of the Premises, and in order to protect Landlord against a default by Tenant which might cause a default or event of default by Landlord under the Prime Lease:

                    A.      Provided Tenant shall timely pay all Rent when and as due under this Sublease, Landlord shall pay, when and as due, all base rent, additional rent and other charges payable by Landlord to Prime Landlord under the Prime Lease;

                    B.      Landlord shall perform its covenants and obligations under the Prime Lease which do not require for their performance possession of the Premises and which are not otherwise to be performed hereunder by Tenant on behalf of Landlord. For example, Landlord shall at all times keep in full force and effect all insurance required of Landlord as tenant under the Prime Lease.

                    C.      Tenant shall perform all affirmative covenants and shall refrain from performing any act which is prohibited by the negative covenants of the Prime Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Premises. If practicable, Tenant shall perform affirmative covenants which are also covenants of Landlord under the Prime Lease (other than the obligation to pay Rent) at least five (5) days prior to the date when Landlord’s performance is required under the Prime Lease. Landlord shall have the right to enter the Premises to cure any default by Tenant under this Section.

                    D.      Landlord hereby grants to Tenant the right to receive all of the services and benefits with respect to the Premises which are to be provided by Prime Landlord under the Prime Lease including, without any limitation of the foregoing, the non-exclusive use of the Common Facilities. Landlord shall have no duty to perform any obligations of Prime Landlord which are, by their nature, the obligation of an owner or manager of real property. For example, Landlord shall not be required to provide the services or repairs which the Prime Landlord is required to provide under the Prime Lease. Landlord shall have no responsibility for or be liable to Tenant for any default, failure or delay on the part of Prime Landlord in the performance or observance by Prime Landlord of any of its obligations under the Prime Lease unless same are as a result of negligence or willful conduct of the Landlord, nor shall such default by Prime Landlord affect this Sublease or waive or defer the performance of any of Tenant’s obligations hereunder except to the extent that such default by Prime Landlord excuses performance by Landlord under the Prime Lease. The preceding sentence notwithstanding, Landlord shall use commercially reasonable efforts to cause Prime Landlord to honor its obligations under the Prime Lease.

          27.      ADDITIONAL SERVICES. Landlord shall cooperate with Tenant to cause Prime Landlord to provide services required by Tenant in addition to those otherwise required to be provided by Prime Landlord under the Prime Lease. Tenant shall pay Prime Landlord’s charge for such services promptly after having been billed therefor by Prime Landlord or by Landlord. If at any time a charge for such additional services is attributable to the use of such services both by Landlord and by Tenant, the cost thereof shall be equitably divided between Landlord and Tenant.

          28.      PRIME LANDLORD. Landlord and Tenant hereby agree, for the benefit of Prime Landlord, that this Sublease shall not (a) create privity of contract between Prime Landlord and Tenant; (b) be deemed to have amended the Prime Lease in any regard; or (c) be construed as a waiver of Prime Landlord’s right to consent to any assignment of the Prime Lease by Landlord or any further subletting of premises leased pursuant to the Prime Lease, or as a waiver of Prime Landlord’s right to consent to any assignment by Tenant of this Sublease or any sub-letting of the Premises or any part thereof.

          29.      BROKERAGE. Each party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease other than the Brokers specified in Sections 1M and 1N, whose commissions shall be paid by Landlord. Each party covenants to pay, hold harmless and indemnify the other party from and against any and all costs (including reasonable attorneys’ fees), expense or liability for any compensation, commissions and charges claimed by any other broker or other agent with respect to this Sublease or the negotiation thereof on behalf of such party.

          30.      FORCE MAJEURE. Neither Landlord nor Tenant shall be deemed in default with respect to any of the terms, covenants and conditions of this Sublease (other than the payment of money), if such party's failure to timely perform is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, shortages, accidents, casualties, acts of God, delays caused directly by the other party or its agents, employees and invitees, or any other cause beyond the reasonable control of such party.

          31.      ADDITIONAL PROVISIONS.

                    A.      Commencing from the Commencement Date and throughout the Term, Tenant shall be entitled to utilize up to thirteen (13) unreserved parking spaces on level P-3 of the Parking Facilities. Tenant will initially utilize eight (8) such parking spaces. Tenant may increase the number of parking spaces utilized, up to a maximum of 13 spaces, effective as of each anniversary of the Commencement Date, by delivering notice thereof to Landlord not later than November 1st of each year during the Term. The terms shall be the same as those applicable to Landlord's use of such parking spaces and Tenant shall pay Landlord the amount that Landlord is charged for the parking spaces by Prime Landlord from time to time ($65.56 per space per month as of the date hereof).

                    B.      Landlord shall permit Tenant to enter the Premises to install the front door alterations, Tenant's furniture, telecommunications and computer systems, and voice/data cabling, to paint, and for similar pre-occupancy purposes. Such right of entry shall apply for the two-week period preceding the Commencement Date and shall be subject to a mutually agreed-upon schedule, both parties acting reasonably. Tenant's entry to the Premises during such period shall be subject to all the terms and conditions of this Sublease, except the obligation to pay Base Rent.

                    C.      Landlord agrees to work with Prime Landlord to secure the approval of Prime Landlord to the installation of signage at the entry of Tenant’s suite, and to request two (2) listings, in Tenant’s name, in the Building directory. Tenant agrees to pay the costs for such signage and acknowledges that all such signage must be approved by Prime Landlord.

                    D.      Subject to Landlord’s right of recapture as described in this subparagraph 31(D), Tenant shall have the right to renew this Sublease for one year under the same terms and conditions, except that Base Rent for such additional year shall increase by four percent (4%) as set forth in Section 1(J). Tenant shall provide Landlord with written notice of its intent to renew the Sublease no later than July 1, 2007. If Landlord intends to recapture the Premises on the Expiration Date, Landlord shall provide written notice to Tenant of its intent to recapture the Premises no later than

August 1, 2007. If Landlord exercises this right of recapture in accordance with the foregoing, the Sublease shall terminate on the Expiration Date. If Landlord does not exercise its right of recapture, the Term shall be extended until November 30, 2008.

                    E.      If the Landlord fails to perform any term, covenant, provision or condition of this Sublease to be performed or observed by the Landlord, the Tenant shall have the same rights and remedies as the Landlord is provided under Sections 53(a) & (b) of the Prime Lease with respect to such failure to perform by the Landlord.

                    The parties have executed this Sublease the day and year first above written.

LANDLORD:

Venable LLP
a Maryland limited liability partnership

By:	/s/ “M. Jay Yorow” /s/
Name:	M. Jay Yurow
Title:	Partner-in-Charge

TENANT:

Chalk, Inc.
a Delaware corporation

By:	/s/ “James L. Speros” /s/
Name:	James L. Speros
Title:	President and CEO